EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about August 8, 2008) pertaining to the Halozyme Therapeutics, Inc. 2008 Outside Directors’ Stock Plan and the Halozyme Therapeutics, Inc. 2008 Stock Plan, of our report dated March 12, 2006, with respect to the consolidated financial statements of Halozyme Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ CACCIAMATTA ACCOUNTANCY CORPORATION

Santa Ana, California
August 8, 2008